EXHIBIT 99.6

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                  STOCKHOLDERS OF RIVERVIEW SAVINGS BANK, FSB

                                                 ___________, 1997



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Riverview Savings Bank, FSB, which will be held at the main office of the Savings Bank, 700 N.E. Fourth Avenue, Camas, Washington, on Wednesday, September 24, 1997, at __:00 _.m., Pacific Daylight Time.


         The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. In addition to the routine matters of electing directors and ratifying the appointment of independent auditors, you will be asked to approve a Plan of Conversion From Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion"). The Plan of Conversion provides for the conversion of Riverview, M.H.C. from a mutual holding company to a stock holding company, to be known as Riverview Bancorp, Inc. ("Holding Company"), and the reorganization of the Savings Bank as a wholly-owned subsidiary of the Holding Company.

         During the meeting, we will also report on the operations of the Savings Bank. Directors and Officers of the Savings Bank, as well as a representative of Deloitte & Touche LLP, the Savings Bank's independent auditors, will be present to respond to appropriate questions from stockholders.

         Detailed information regarding the Savings Bank's activities and operating performance during the fiscal year ended March 31, 1997, is contained in the Holding Company's Prospectus dated August ___, 1997, which also is enclosed. The Prospectus is provided in lieu of the Savings Bank's Annual Report to Stockholders.

         Your vote is important, regardless of the number of shares you own. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

                                        Sincerely,



                                        Patrick Sheaffer
                                        President, Chief Executive Officer
                                        and Chairman of the Board

                           RIVERVIEW SAVINGS BANK, FSB
                             700 N.E. FOURTH AVENUE
                                  P.O. BOX 1068
                             CAMAS, WASHINGTON 98607
                                 (360) 834-2231

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 24, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Riverview Savings Bank, FSB ("Savings Bank") will be held at the Savings Bank's main office, 700 N.E. Fourth Avenue, Camas, Washington, on Wednesday, September 24, 1997, at __:00 _.m., Pacific Daylight Time.


         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1. To approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") providing for the conversion of Riverview, M.H.C. ("MHC"), the mutual holding company of the Savings Bank, to a stock holding company, with the concurrent issuance and sale of all of the Savings Bank's outstanding common stock to Riverview Bancorp, Inc., ("Holding Company"), a Washington corporation, and the issuance and sale of the Holding Company's common stock to the public; and the other transactions provided for in the Plan of Conversion;

         2.       The election of three directors of the Savings Bank;

         3. The approval of the appointment of Deloitte & Touche LLP as independent auditors for the Savings Bank for the fiscal year ending March 31, 1998; and

         4. Such other matters as may properly come before the Meeting or any adjournments thereof.

         NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Savings Bank's Bylaws, the Board of Directors has fixed the close of business on July 31, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.


         You are requested to complete and sign the enclosed form of Proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend the Meeting and vote in person.
                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           PHYLLIS KREIBICH, SECRETARY


Camas, Washington
August __, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE SAVINGS BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT
                                       OF
                           RIVERVIEW SAVINGS BANK, FSB
                             700 N.E. FOURTH AVENUE
                                  P.O. BOX 1068
                             CAMAS, WASHINGTON 98607
                                 (360) 834-2231


                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 24, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Riverview Savings Bank, FSB ("Savings Bank") to be used at the Annual Meeting of Stockholders (as may be adjourned or postponed, the "Meeting") of the Savings Bank. The Meeting will be held at the Savings Bank's main office, 700 N.E. Fourth Avenue, Camas, Washington, on Wednesday, September 24, 1997, at __:00 _.m., Pacific Daylight Time. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about August __, 1997.


                              REVOCATION OF PROXIES

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Savings Bank at the above address, or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Savings Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted for the nominees for directors set forth below and in favor of the other proposals set forth herein.


                  VOTING SECURITIES AND SECURITIES OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Stockholders of record as of the close of business on July 31, 1997 ("Voting Record Date"), are entitled to one vote for each share of common stock of the Savings Bank ("Savings Bank Common Stock") then held. As of the Voting Record Date, _________ shares of Savings Bank Common Stock were issued and outstanding, __________ of which were owned by the MHC, the Savings Bank's mutual holding company. All share data included herein has been adjusted to reflect all stock dividends paid by the Savings Bank.

         The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. SINCE THE MHC OWNS MORE THAN 50% OF THE OUTSTANDING SHARES OF COMMON STOCK, THE VOTES CAST BY THE MHC WILL CONSTITUTE THE PRESENCE OF A QUORUM AND WILL DETERMINE THE OUTCOME OF THE PROPOSAL II (ELECTION OF DIRECTORS) AND PROPOSAL III (APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS) SET FORTH HEREIN. PROPOSAL I (APPROVAL OF PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY TO STOCK HOLDING COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION) MUST BE APPROVED BY THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF SAVINGS BANK COMMON STOCK AND BY THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF SAVINGS BANK COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING (OTHER THAN THOSE HELD BY THE MHC).

         The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. An affirmative majority of the votes cast is required to ratify the appointment of independent auditors.

           Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received and the broker or nominee does not have discretionary voting power) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The vote of a stockholder who abstains will, however, have the same effect as a vote "against" a proposal. "Broker non-votes" will have no effect on whether or not a proposal passes.

         Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file with the Office of Thrift Supervision ("OTS"), and provide a copy to the Savings Bank, certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based upon such reports, the following table sets forth, as of the Voting Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by the Savings Bank's named executive officers and by all officers and directors of the Savings Bank as a group. See "PROPOSAL II -- ELECTION OF DIRECTORS" for information concerning the beneficial ownership of shares of Common Stock by each of the Savings Bank's directors.

                                  Amount and Nature         Percent of
                                     of Beneficial         Common Stock
Beneficial Owner                      Ownership(a)           Outstanding

Riverview, M.H.C                      1,407,891                58.27%
700 N.E. Fourth Avenue
Camas, Washington 98607

NAMED EXECUTIVE OFFICERS(B):

Patrick Sheaffer                      74,223(c)                 3.05
Ron Wysaske                           51,004(d)                 2.10
Michael C. Yount                      25,976(e)                 1.07

All Officers and
Directors as a
Group (10 persons)                   264,768(e)                10.64
--------------------
(a) Unless otherwise indicated, all shares are owned directly by the officers and directors or by the officers and directors indirectly through a trust, corporation or association, or by the officers and directors or their spouses as custodians or trustees for the shares of minor children. The officers and directors effectively exercise voting and investment power over such shares.
(b) Under applicable regulations the term "named executive officers" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers other than the chief executive officer whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. Messrs. Sheaffer, Wysaske and Yount were the Savings Bank's only named executive officers during the fiscal year ended March 31, 1997.
(c) Includes 20,733 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of from the Voting Record Date.
(d) Includes 16,297 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.

(e) Includes 12,536 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.
(f) Includes 72,046 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.


  PROPOSAL I -- APPROVAL OF PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY
     TO STOCK HOLDING COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION


         On May 21, 1997, the Boards of Directors of the MHC and the Savings Bank unanimously adopted, and on July 16 and July 25, 1997, unanimously amended, the Plan of Conversion, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Savings Bank simultaneously reorganize as a wholly-owned subsidiary of the Holding Company, a newly formed Washington corporation. THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED AS AN EXHIBIT TO THIS PROXY STATEMENT, AND THE INFORMATION SET FORTH UNDER "INCORPORATION BY REFERENCE" BELOW.


         Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the shares of Savings Bank Common Stock held by persons other than the MHC ("Public Savings Bank Shares") will be converted into shares of common stock of the Holding Company ("Exchange Shares:) pursuant to a ratio ("Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock (defined below) purchased by the Savings Bank's stockholders in the Conversion Offerings (defined below) or the ESOP thereafter.


         As part of the Conversion and Reorganization, the Holding Company is offering Conversion Shares in the Subscription Offering to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of December 31, 1995); (ii) the ESOP; (iii) Supplemental Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of June 30, 1997); and (iv) Other Members (depositors of the Savings Bank as of July 31, 1997 and borrowers of the Savings Bank with loans outstanding as of October 22, 1993, which continue to be outstanding as of July 31, 1997).


         Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Stockholders (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. The Subscription Offering, Direct Community Offering and Syndicated Community Offering are collectively referred to herein as the "Conversion Offerings." Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the

Conversion and Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PLAN OF CONVERSION.


                           INCORPORATION BY REFERENCE

         Each person receiving this Proxy Statement is also receiving the accompanying Prospectus of Riverview Bancorp, Inc. dated August ___, 1997. Although such Prospectus is incorporated herein by reference, this Proxy Statement does not constitute an offer to buy or a solicitation of an offer to by the common stock of the Holding Company.

         The Savings Bank urges each recipient of this Prospectus to read carefully the sections of the Prospectus that describe (i) the Conversion and Reorganization (see "THE CONVERSION AND REORGANIZATION") and the (ii) business of the Holding Company and the Savings Bank (see "BUSINESS OF THE HOLDING COMPANY" AND "BUSINESS OF THE SAVINGS BANK"), (iii) reasons for the Conversion and reorganization and management's belief that the Conversion and Reorganization is in the best interests of the Savings Bank and its stockholders, (iv) employment agreements, severance agreements, severance plans and stock benefit plans that the Savings Bank and/or the Holding Company intend to implement in connection with the Conversion and Reorganization (see "MANAGEMENT OF THE SAVINGS BANK"), (v) the common stock of the Holding Company (see "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY"), (vi) the historical capitalization of the Savings Bank and the pro forma capitalization of the Holding Company (see "CAPITALIZATION"), (vii) the historical and pro forma capital compliance of the Savings Bank (see "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE"), (viii) pro forma financial information with respect to the Conversion and reorganization (see "PRO FORMA DATA"), (ix) the Holding Company and the Savings Bank's respective intended use of proceeds of the Conversion Offerings (see "USE OF PROCEEDS"), (x) the Holding Company's proposed dividend policy (See "DIVIDEND POLICY"), (xi) restrictions on the acquisition of the Holding Company, including anti-takeover provisions in the Holding Company's Articles of Incorporation and Bylaws (see "RESTRICTIONS ON THE ACQUISITION OF THE HOLDING COMPANY"), (xii) a comparison of the rights of the holders of Savings Bank Common Stock and rights of the holders of the Holding Company's common stock, and (xiii) the consolidated financial statements of the Savings Bank appearing in the Prospectus.


                      PROPOSAL II -- ELECTION OF DIRECTORS

         The Savings Bank's Board of Directors consists of seven members. The Savings Bank's Bylaws provide that directors are elected for terms of three years, one-third of whom are elected annually. The Nominating Committee has nominated for election as directors Roger Malfait, Gary R. Douglass and Patrick Sheaffer, for the terms set forth in the table on the following page. The nominees are current members of the Board of Directors of the Savings Bank. Stockholders are not permitted to cumulate their votes for the election of directors.

         If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may amend the Bylaws and reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES NAMED BELOW FOR DIRECTORS OF THE SAVINGS BANK.

         The following table sets forth certain information as to each nominee and director continuing in office.


                                                                                                           Shares of
                                                                                 Year                      Common Stock
                                                                                 First                     Beneficially
                                                                             Appointed or     Year       Owned at the        Percent
                                    Principal Occupation                      Elected         Term       Voting Record         of
     Name          Age(1)           for Past Five Years                       Director       Expires       Date(2)           Class
     ----          ------           -------------------                       --------       -------       -------           -----

                                      BOARD NOMINEES

Roger Malfait(3)    67     Semi-retired real estate developer                    1973        2000(4)       19,761(5)        0.82%
                           and cattle rancher

Gary R. Douglass    55     Certified Public Accountant with                      1994        2000(4)        7,906(6)        0.33
                           Douglass & Paulson, P.C.

Patrick Sheaffer    57     President, Chief Executive Officer and Chairman of    1979        2000(4)       74,223(7)        3.05
                           the Board of the Savings Bank; director of Epitope
                           Biotech Company, a Nasdaq-listed company.

                              DIRECTORS CONTINUING IN OFFICE

Dale E. Scarbrough  69     Retired Chief Financial Officer for the               1972        1998          19,761(8)        0.82
                           City of Camas, Washington

Ronald Wysaske      45     Executive Vice President and Chief Financial Officer  1985        1998          51,004(9)        2.10
                           of the Savings Bank

Paul L. Runyan      62     Owner and operator of Runyan's Jewelry Stores,        1979        1999         41,004(10)        1.70
                           Camas and White Salmon, Washington

Robert K. Leick(11) 61     Sole practitioner attorney at law; former             1972        1999          5,810(12)        0.24
                           Prosecuting Attorney with Skamania County,
                           Stevenson, Washington, until retirement
                           in 1994

                                            (FOOTNOTES ON FOLLOWING PAGE)

(1)    At March 31, 1997.
(2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting and/or investment power with respect to such security. Includes shares owned by spouses other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and investment power.
(3)    Immediate past Vice-Chairman of the Board.
(4)    Assuming re-election at the Meeting.
(5) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.
(6) Includes 918 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.
(7) Includes 20,733 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.
(8) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.
(9) Includes 16,297 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.
(10) Includes 1,602 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days of the Voting Record Date.
(11)   Vice-Chairman of the Board.
(12) Includes 3,857 shares of Savings Bank Common Stock which may be received upon the exercise of stock options that are exercisable within 60 days from the Voting Record Date.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The business of the Savings Bank is conducted through meetings and activities of its Board of Directors and its committees. During the fiscal year ended March 31, 1997, the Board of Directors held 13 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Savings Bank and committees on which such director served.

       The Savings Bank has standing Executive, Audit, Nominating and Personnel/Compensation Committees, among others.

       The Executive Committee of the Board of Directors, which consists of Directors Malfait, Leick and Sheaffer (Chairman), meets as necessary in between meetings of the full Board of Directors. The Executive Committee met 12 times during the fiscal year ended March 31, 1997.

       The Audit Committee of the Savings Bank consists of Directors Scarbrough (Chairman), Douglass and Runyan. It is responsible for developing and monitoring the Savings Bank's audit program. The Committee meets with the Savings Bank's independent auditors to discuss the results of the annual audit and any related matters. The members of the committee also receive and review all the reports and findings and other information presented to them by the Savings Bank's officers regarding financial reporting policies and practices. The Audit Committee met once during the fiscal year ended March 31, 1997.

       The Nominating Committee consists of Directors Malfait (Chairman), Douglass and Scarbrough. This Committee submits nominations for the annual election of directors. The Nominating Committee met once during the fiscal year ended March 31, 1997.

       The Personnel/Compensation Committee consists of Director Runyan (Chairman), Douglass and Leick. This Committee determines annual grade and salary levels for employees and establishes personnel policies. The Personnel/Compensation Committee met two times during the fiscal year ended March 31, 1997.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following information is provided for the named executive officers.


                                                   ANNUAL COMPENSATION
NAME AND                                                                  OTHER ANNUAL                    ALL OTHER
POSITION                 YEAR         SALARY            BONUS             COMPENSATION(1)        COMPENSATION(2)

Patrick Sheaffer         1997         $128,902          $56,720                $--                   $19,364
President and Chief      1996          124,246           27,772                 --                    20,875
Executive Officer        1995          111,896           59,178                 --                    18,220

Ron Wysaske              1997           91,615           36,677                                       16,446
Executive Vice           1996           88,818           23,328                 --                    15,560
President                1995           86,028           49,816                 --                    16,393

Michael C. Yount         1997           81,528           27,384                 --                    13,934
Senior Vice              1996           77,259           19,332                 --                    13,333
President                1995           75,712           42,108                 --                    14,111


----------------
(1) The aggregate amount of perquisites and other personal benefits was less than 10% of the annual salary and bonus reported.
(2) Consists of contributions to profit sharing plan and ESOP. Such contributions for 1997 amount to: Mr. Sheaffer, $4,500 and $14,864, respectively; Mr. Wysaske, $3,833 and $12,613, respectively; and Mr. Yount, $3,251 and $10,683, respectively.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The MHC and the Savings Bank (collectively, the "Employers") have entered into three-year employment agreements ("Employment Agreements" or "Agreements") with Messrs. Sheaffer and Wysaske. Under the Agreements, the current base salaries for Messrs. Sheaffer and Wysaske are $124,246 and $88,818, respectively, which will be paid by the Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board of Directors of the Savings Bank. Messrs. Sheaffer's and Wysaske's salaries may not be decreased during the term of the Employment Agreement without their prior written consent. On the anniversary of the commencement date of the Agreements, the term of the Agreements may be extended by the Board of Directors for an additional year unless a termination notice is given by Messrs. Sheaffer and Wysaske. The Agreements are terminable by the Employers for just cause at any time or in certain events specified by OTS regulations.

         The Agreements provide for severance payments if employment is terminated following a change in control. These payments, which will be made promptly after any change in control, will be equal to 2.99 times the average annual compensation paid to Messrs. Sheaffer and Wysaske during the five years immediately preceding the change in control. Under the Agreements, a "change in control" is deemed to occur if, at anytime during the term of the Agreement, any person or persons acting in concert obtain beneficial ownership of 20% or more of the Savings

Bank's Common Stock, or a merger, acquisition or other business combination involving the Savings Bank or the MHC has occurred.

         The Employers have also entered into a severance agreement with Mr. Yount providing for payments in the event of this termination following a change in control. The payments and the definition of "change in control" under Mr. Yount's agreement are similar to the related provisions of the Agreements.

         The aggregate severance payments that would have been payable under the terms of the Agreement to Messrs. Sheaffer, Wysaske and Yount had a change in control occurred in 1997 would have been $_______, $_______ and $_______, respectively, based on their respective current base salaries under the Agreements.

OPTION GRANTS

         No options were granted under the Savings Bank's 1993 Option Plan ("1993 Stock Option Plan") to the named executive officers during the fiscal year ended March 31, 1997.

OPTION EXERCISE/VALUE TABLE

         The following information is presented for the named executive officers in connection with the 1993 Stock Option Plan.

================================================================================
                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
--------------------------------------------------------------------------------


                                               Number                                                              Value of
                                                 of                                       Number of              Unexercised
                                                Shares                                  Unexercised              In-the-Money
                                              Acquired            Dollar                 Options at               Options at
                                                 on               Value               Fiscal Year End          Fiscal Year End
                 Name                         Exercise           Realized              (Exercisable)            (Exercisable)
-----------------------------------------------------------------------------------------------------------------------------
Patrick Sheaffer                                 --                $--                     20,733                  $224,746
Ronald Wysaske                                   --                 --                     16,297                   176,659
Michael C. Yount                                 --                 --                     12,536                  135,890
=============================================================================================================================



                             DIRECTORS' COMPENSATION

         Directors receive an annual retainer of $4,600 (except for the current and immediate past Vice-Chairman of the Board who each receive an annual retainer of $5,000) and a monthly fee of $320 provided that they attend all meetings held during the month. Directors also receive $200 for each committee meeting attended, except no fees are paid for service on the Executive Committee. Director and committee fees totalled $104,000 for the year ended March 31, 1997.

         Directors may elect to defer their monthly fees until retirement with no income tax payable by the director until retirement benefits are received. This alternative is available through a non-qualified deferred compensation plan adopted by the Savings Bank in December 1986, and subsequently amended. If the participant's employment is terminated on or after the date he attains age 65 or five years of participation in the Plan ("Normal Retirement Date"), the Savings Bank shall pay the participant or his designated beneficiaries in annual or monthly installments over a period of 120 months, an amount equal to the balance in the participant's account immediately before the date on which benefits commence, plus interest on the unpaid balance. Participants may also choose two optional forms of benefit payments: (i) a lump-sum payment within five years of the Normal Retirement Date or (ii) an annuity over the life of the participant, or a joint survivor annuity over the lives of the participant and the participant's spouse. Benefits are also payable upon disability, early retirement, termination of service or death. The Savings Bank pays annual interest on assets under the plans based on a formula relating to gross revenues, which amounted to 7.9% for the year ended March 31, 1997. The estimated liability under the plan is accrued as earned by the participant. At March 31, 1997, the Savings Bank's aggregate liability under the plans was $663,000.


         PROPOSAL III -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

         Deloitte & Touche LLP was the Savings Bank's independent auditors for the fiscal year ended March 31, 1997. The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998, subject to approval by the Savings Bank's stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE SAVINGS BANK FOR THE FISCAL YEAR ENDING MARCH 31, 1998.


                       TRANSACTIONS WITH THE SAVINGS BANK

         Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank's policy is not to make any new loans or extensions of credit to the Savings Bank's executive officers and directors at different rates or terms than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his related interests, are in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of loans by the Savings Bank to its executive officers and directors was $1.0 million at March 31, 1997.


                                  OTHER MATTERS

         The Board of Directors of the Savings Bank is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

         The cost of solicitation of proxies will be borne by the Savings Bank. In addition to solicitations by mail, directors, officers and regular employees of the Savings Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

                              FINANCIAL STATEMENTS

         The Prospectus of Riverview Bancorp, Inc. dated August ___, 1997, which includes consolidated financial statements of the Savings Bank, has been mailed to all stockholders of record as of the close of business on the Voting Record Date. Any stockholder who has not received a copy of such Prospectus may obtain a copy by writing to the Secretary of the Savings Bank. The Prospectus is incorporated herein in its entirety.


                              STOCKHOLDER PROPOSALS

         Upon consummation of the Conversion and Reorganization, the stockholders of the Savings bank will become stockholders of the Holding Company. In order to be eligible for inclusion in the Holding Company's proxy materials for its Annual Meeting of Stockholders next year, any stockholder proposal to take action at such meeting must be received at the Holding Company's main office at 700 N.E. Fourth Avenue, Camas, Washington, no later than ___________, 1998. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            PHYLLIS KREIBICH
                                            SECRETARY


Camas, Washington
August __, 1997



A COPY OF THE FORM 10-KSB AS FILED WITH THE OFFICE OF THRIFT SUPERVISION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PHYLLIS KREIBICH, SECRETARY, RIVERVIEW SAVINGS BANK, FSB, 700 N.E. FOURTH AVENUE, P.O. BOX 1068, CAMAS, WASHINGTON 98607.

                                 REVOCABLE PROXY
                           RIVERVIEW SAVINGS BANK, FSB
                         ANNUAL MEETING OF STOCKHOLDERS


                               SEPTEMBER 24, 1997

         The undersigned hereby appoints the full Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Riverview Savings Bank, FSB which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Savings Bank's main office at 700 N.E. Fourth Avenue, Camas, Washington, on Wednesday, September 24, 1997, at ______ ___.m., Pacific Daylight Time, and at any and all adjournments thereof, as follows:

                                                                                FOR       AGAINST

         1.       To approve an Amended Plan of Conversion from Mutual          [  ]        [  ]
                  Holding Company to Stock Holding Company and Agreement
                  and Plan of Reorganization providing for the conversion
                  of Riverview, M.H.C., the mutual holding company of
                  Riverview Savings bank, FSB ("Savings Bank"), to a
                  stock holding company, with the concurrent issuance and
                  sale of all of the Savings Bank's outstanding common
                  stock to Riverview Bancorp, Inc. ("Holding Company"),
                  a Washington corporation, and the issuance and sale of
                  the Holding Company's common stock to the public; and
                  the other transactions provided for in the Plan of
                  Conversion;

                                                                                                     VOTE
                                                                                FOR                 WITHHELD

         2.       The election as directors of all nominees                     [ ]                  [ ]
                  listed below (except as marked to the
                  contrary below).

                  Roger Malfait
                  Gary R. Douglass
                  Patrick Sheaffer

                  INSTRUCTION:  TO WITHHOLD YOUR VOTE
                  FOR ANY INDIVIDUAL NOMINEE, WRITE
                  THAT NOMINEE'S NAME ON THE LINE BELOW.



                                                                                FOR      AGAINST       ABSTAIN

         3.       The approval of the appointment of Deloitte                   [  ]       [  ]          [  ]
                  & Touche LLP as independent auditors for the
                  Savings Bank for the fiscal year ending March 31, 1998.

         4.       Such other matters as may properly come before the Meeting or any adjournments thereof.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Savings Bank at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

         The undersigned acknowledges receipt from the Savings Bank, prior to the execution of this proxy, of the Notice of Annual Meeting of Stockholders, a proxy statement for the Annual Meeting of Stockholders, and a Prospectus of Riverview Bancorp, Inc. dated August ___, 1997.

Dated:              , 1997




PRINT NAME OF STOCKHOLDER                    PRINT NAME OF STOCKHOLDER




SIGNATURE OF STOCKHOLDER                     SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.




PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.